As filed with the Securities and Exchange Commission on August 30, 2004

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  CENTREX, INC.
              (Exact name of small business issuer in its charter)

        Oklahoma                                              73-1554121
        --------                                              ----------
(State of incorporation)                                 (IRS Employer ID No.)

                            9202 South Toledo Avenue
                              Tulsa, Oklahoma 74137
              (Address of Principal Executive Offices and Zip Code)

           Centrex, Inc. Common Stock Issued Pursuant to Consulting,
                    Employment and Legal Service Agreements

                                  With Copy To:
                                Ronald C. Kaufman
                              Kaufman & Associates
                          624 South Boston, Suite 1070
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463

                         Calculation of Registration Fee


                                                                   Proposed     Proposed
                                                                   Maximum      Maximum
                                                                   Offering     Aggregate    Amount of
                                                Amount to be       Price per    Offering     Registration
Title of Securities to be Registered            Registered (1)     Share (3)    Price        Fee (4)
----------------------------------------------- ----------------- ------------ ------------ --------------
Common Stock, $0.001 par value................  8,000,000 (2)     $0.011       $88,000      $11.15



(1) Pursuant to Rule 416, this amount also includes an indeterminate number of additional shares that may be offered and issued by reason of stock splits, stock dividends or similar transactions.

(2) Shares of Centrex, Inc. common stock to be issued to non-affiliates pursuant to consulting, employment, and legal services agreements.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. This estimate is based upon the average of the reported high and low sales prices for a share of Centrex, Inc. common stock on June 30, 2004 as reported by the OTC Bulletin Board.

(4) Fees are calculated by multiplying the aggregate offering price by .00012670 pursuant to Section 6(b) of the Securities Act.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

         We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

(1) Our Annual Report on Form 10-KSB and 10-K/A for the period ended December 31, 2003 and filed with the SEC on March 30, 2004 and April 1, 2004, respectively.

(2) Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 filed with the SEC on May 17, 2004;

(3) Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 filed with the SEC on August 23, 2004

(4) The description of our common stock, par value $.001 per share (the "Common Stock"), contained in our Registration Statements on Form SB-2 dated October 23, 2003 as filed with the SEC, and any amendments thereto; and


     Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Ronald C. Kaufman of Kaufman and Associates., the Company's legal counsel, will be issued 2,000,000 shares that are included in this Registration Statement.

Item 6. Indemnification of Officers and Directors.
         Our Certificate of Incorporation and Bylaws provide for indemnification to the full extent permitted by Oklahoma law of all persons we have the power to indemnify under Oklahoma law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The indemnification provisions of our Certificate of Incorporation and Bylaws may reduce the likelihood of derivative litigation against our directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

         We have entered into separate written indemnification agreements with our sole officer and director and certain consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

Item 7. Exemption from Registration Claimed.

         Not Applicable.

Item 8. Exhibits.

   Exhibit Number   Description of Exhibit

        5.1         Opinion of Kaufman and Associates

        23.1        Consent of Tullius Taylor Sartain & Sartain LLP

        23.2        Consent of Kaufman and Associates (included in Exhibit 5.1)

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                    provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)  to  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Oklahoma, on this 30th day of August, 2004.



                                  CENTREX, INC.


                                  By: /s/ Thomas R. Coughlin, Jr.
                                  -------------------------------
                                  Thomas R. Coughlin, Jr.
                                  Chief Executive Officer